Exhibit (d)(4)

RELYPSA, INC.

100 Cardinal Way

Redwood City, CA 94063

May 8, 2016

Galenica Ltd.

Untermattweg 8

3027 Bern

Switzerland

Confidentiality Agreement

Ladies and Gentlemen:

A.	You have indicated your interest in a possible acquisition of Relypsa, Inc. (the “Company”) by way of a merger, purchase of stock, purchase of assets or otherwise (a “Potential Transaction”). The Company may from time to time, subject to the terms hereof and in its sole discretion, supply Evaluation Material (as defined below) to you and your representatives.

B.	In consideration of, and as a condition to Galenica Ltd. (hereinafter referred to as “you” or the “Recipient”) and its Representatives being provided with certain information about the properties, employees, finances, businesses, assets and operations of the Company and its affiliates which is non-public, confidential or proprietary in nature or otherwise commercially sensitive, by delivering an executed counterpart of this letter agreement (this “Agreement”) to the Company, the Recipient hereby acknowledges and agrees on behalf of itself and its Representatives as follows:

1.	All material and information about the Company, its affiliates or their respective business or assets furnished or made available by the Company or its Representatives (as defined below), whether furnished or made available prior to or after the date hereof and regardless of the manner or form in which it is furnished or made available (whether in writing, orally, digitally, through visual inspection or any other manner), is referred to in this Agreement as “Evaluation Material.” Evaluation Material also includes all documents, notes, analyses, compilations, studies, digests, summaries, forecasts and interpretations in any form (whether in writing, oral, digital, print or any other medium) prepared by the Recipient or its Representatives which contain, reflect, reference or are based upon, in whole or in part, the information furnished or made available to you or your Representatives pursuant hereto.

2.

Evaluation Material does not include, however, information which (a) at the time of disclosure to the Recipient by the Company or its Representatives, is generally available to the public other than as a result of a disclosure by the Recipient or its Representatives in violation of this Agreement or other obligation of confidentiality, (b) was or becomes known to the Recipient or its Representatives on a non-confidential basis from a source other than the Company or its Representatives, provided, that, such source is or was not subject to any legal, contractual or fiduciary obligation of confidentiality, or (c) is independently developed by the Recipient or its Representatives without reliance on, or reference to the Evaluation Material; provided (i) the Recipient shall bear the burden of establishing, through its own written records, any of the foregoing exclusions; and (ii)

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May 8, 2016

only the specific information that meets the exclusions shall be excluded, and not any other information that happens to appear in proximity to such excluded portions (for example, a portion of a document may be excluded without affecting the confidential nature of those portions that do not themselves qualify for exclusion).

3.	As used in this Agreement, the term “Representative” means, as to any person, such person’s affiliates and its and their directors, officers, employees, agents, advisors (including, without limitation, financial advisors, counsel and accountants engaged by such person individually or jointly with another person) and “controlling persons” within the meaning of the Securities Exchange Act of 1934, as amended, and, subject to the Company’s prior receipt of notice from you setting forth the identity of such persons, potential debt and equity financing sources, provided the Company shall (i) not have objected in writing to such potential debt or equity financing sources within two business days of receipt of your notice, or (ii) have otherwise consented in writing thereto. As used in this Agreement, the term “person” shall be broadly interpreted to include, without limitation, the media (electronic, print or otherwise), the Internet, any governmental representative or authority, any corporation, company, partnership or other organization, association, legal or business entity or trust or any individual.

4.	The Recipient agrees that it and its Representatives shall (a) keep secret and maintain the Evaluation Material in a strictly confidential manner for the benefit of the Company, (b) use the Evaluation Material solely for the purpose of evaluating the Potential Transaction (the “Permitted Purpose”) and not for any other purpose, and (c) not disclose or reveal any portion of the Evaluation Material or any information about the Potential Transaction, or the terms or conditions or any other facts relating thereto, including, without limitation, the fact that discussions are taking place with respect thereto or the status thereof, the existence of this Agreement, or the fact that Evaluation Material has been made available (the “Secondary Material”) to any person other than those of the Recipient’s Representatives (i) who are actively and directly participating in the Recipient’s evaluation of the Potential Transaction or who otherwise need to know the Evaluation Material for the purpose of evaluating the Potential Transaction and (ii) who agree to not use Evaluation Material for any purpose other than the Permitted Purpose. Prior to disclosure of any Evaluation Material or Secondary Material to such Representatives, the Recipient agrees to inform such Representatives of the confidential nature of the Evaluation Material and Secondary Material and shall cause such Representatives to observe the terms of this Agreement as if they were parties to this Agreement. The Recipient acknowledges that it shall be responsible for any breach of the terms of this Agreement by it or its Representatives and agrees, at its sole expense, to take all reasonable measures (including but not limited to court proceedings) to restrain its Representatives from prohibited or unauthorized disclosure or use of the Evaluation Material or Secondary Material.

5.

In the event that the Recipient or any of its Representatives is requested pursuant to, or is required by, Law (as defined below) to disclose any Evaluation Material or Secondary Material, you agree to provide the Company with prompt notice of such request or requirement (including a written report describing the circumstances relating to such obligation and the information sought to be disclosed) in order to enable the Company to

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May 8, 2016

seek an appropriate protective order or other remedy and/or to consult with you or your Representatives with respect to the Company taking steps to resist or narrow the scope of such request or legal process or to waive compliance, in whole or in part, with the terms of this Agreement. If the Company seeks such an order or otherwise desires to take any steps to resist or narrow the scope of such request or legal process, the Recipient will, to the extent permitted by Law, reasonably cooperate with the Company in seeking such order or remedy, and will not oppose any steps taken by the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be provided with respect to the Evaluation Material and/or Secondary Material. In the event that such protective order or other remedy is not obtained, or the Company waives compliance, in whole or in part with the terms of this Agreement, the Recipient and its Representatives will disclose only that portion of the Evaluation Material and/or Secondary Material that such party is required by Law to disclose and will give prompt prior notice to the Company, to the extent permitted by Law, of the information to be disclosed as far in advance as is practical. The Recipient will use its commercially reasonable efforts to obtain an order or other reliable assurance that confidential treatment be provided with respect to information so disclosed. As used in this Agreement, “Law” means any applicable law, rule, court order, governmental proceeding, subpoena, regulation (including any rule, regulation or policy statement of any organized securities exchange, market or automated quotation system on which any of the Recipient’s securities are listed or quoted) or valid legal or administrative process and, in the case of the Recipient’s Representatives that are accounting firms, the applicable professional standards of the American Institute of Certified Public Accountants, Public Company Accounting Oversight Board or state boards of accountancy or obligations thereunder.

6.	The Recipient agrees that this Agreement does not constitute or create any obligation on the part of the Company to provide any Evaluation Material or other information to the Recipient, but merely defines the duties and obligations of the Recipient and its Representatives with respect to the Evaluation Material and Secondary Material to the extent it may be disclosed or made available. Under no circumstances is the Company obligated to disclose or make available any information, including any Evaluation Material, which the Company, in its sole and absolute discretion, determines not to disclose. The Recipient further acknowledges and agrees that neither this Agreement, nor any disclosure of Evaluation Material hereunder, in any way grants to Recipient or any of its Representatives any right or license in, to or under any copyright, patent, mask work, trademark, invention, or other intellectual property now or hereafter owned or controlled by the Company and that all Evaluation Material, shall be and remain the property of the Company; provided however, other written agreements granting such rights between the Company and Recipient, if any, are not affected by this clause. Neither Recipient nor any of Recipient’s Representative’s shall itself or through any third party use any Evaluation Material to reverse engineer, develop for itself or for any third party, improve upon or design-around the technology, know-how or intellectual property rights associated with the Company’s non-absorbed polymeric drugs, the manufacturing or discovery process with respect thereto, or any other asset of the Company, and neither Recipient nor any of Recipient’s Representatives will seek intellectual property rights of any kind (including without limitation patent or copyright protection) involving the Evaluation Material or derivations or improvements thereof.

Confidentiality Agreement

May 8, 2016

7.	The Recipient understands and acknowledges that none of the Company or its Representatives and none of their respective officers, directors, employees, agents or controlling persons, (a) makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material or any other information provided to the Recipient by the Company or its Representatives, (b) shall have any liability to the Recipient or any other person (including, without limitation, any of its Representatives) resulting from the Recipient’s use of the Evaluation Material. The Recipient also acknowledges that it is not entitled to rely on the completeness or accuracy of any Evaluation Material and neither the Recipient nor any of its Representatives will make any claims whatsoever against the Company or any of its Representatives, with respect to or arising out of or relating to: (a) the Potential Transaction involving the parties, as a result of this Agreement or any other written or oral expression with respect to the Potential Transaction involving the parties; (b) the participation of the Recipient and its Representatives in evaluating the Potential Transaction involving the parties; (c) the review of or use or content of the Evaluation Material or any errors therein or omissions therefrom; or (d) any action taken or any inaction occurring in reliance on the Evaluation Material, in each case, other than as may be set forth in a Definitive Agreement regarding the Potential Transaction, when, as and if executed, and subject to such limitations and restrictions as may be specified therein. For purposes hereof, a “Definitive Agreement” means a written contract executed by all parties thereto for the Potential Transaction, which contract binds the parties thereto to close such Potential Transaction, subject only to such conditions to closing as may be negotiated between there parties thereto, and does not include an executed letter of intent or any other preliminary written agreement, nor does it include any written or verbal acceptance of any proposal relating to the Potential Transaction.

8.	If you determine that you do not wish to proceed with the Potential Transaction, you will promptly advise the Company of that decision. In that case, or in the event that the Company, in its sole discretion, so requests or the Potential Transaction is not consummated by the Recipient, the Recipient shall, and shall cause its Representatives to, promptly (i) deliver to the Company all Evaluation Material (including all copies or reproductions thereof in whatever form or medium, including electronic copies) furnished by the Company or its Representatives, and (ii) delete or destroy all copies or reproductions (in whatever form or medium, including electronic copies) of all other Evaluation Material prepared by the Recipient or any of its Representatives, provided, however, that you shall not be required to return, destroy or delete Evaluation Material which you are required by Law to retain or which is held on any computer caching, back-up or disaster recovery system and the deletion of which is not technically feasible. Within two business days of a request by the Company to return or destroy the Evaluation Material, an authorized representative of the Recipient shall certify in writing that all such Evaluation Material has been returned or destroyed. Notwithstanding any such return, destruction or permitted retention, the Recipient and its Representatives will continue to be bound by the obligations under the terms of this Agreement, including, without limitation, with respect to oral Evaluation Material.

Confidentiality Agreement

May 8, 2016

9.	Until a Definitive Agreement between the Company and the Recipient with respect to the Potential Transaction has been executed and delivered, neither the Company nor the Recipient will be under any legal obligation of any kind whatsoever with respect to the Potential Transaction by virtue of: (i) this Agreement or any other written agreement between the parties; or (ii) any written or oral expression with respect to the Potential Transaction by any of either party’s Representatives except, in the case of this letter, for the matters specifically agreed to herein. The Recipient further understands and agrees that the Company, in its sole and absolute discretion, may (i) terminate the Recipient’s access to the Evaluation Material at any time, (ii) conduct the process for a Potential Transaction as it deems fit (including changing or terminating such process, providing any information to any other person, negotiating with any other person or entering into a definitive agreement with any other person with respect to any potential transaction, in each case, at any time and without notice to the Recipient or any other person) and (iii) accept or reject any proposal relating to the Potential Transaction for any reason without notice to the Recipient or any other person.

10.	Recipient hereby acknowledges and agrees that Recipient is aware, and that Recipient will advise its Representatives who are informed as to the matters that are the subject of this Agreement, that the United States securities laws prohibit any person who has received from an issuer material, non-public information concerning the matters that are the subject of this Agreement from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. Recipient agrees to comply with such laws and recognizes that the Company will be damaged by your non-compliance. In addition, you hereby acknowledge that unauthorized disclosure of the Evaluation Material may be in violation of the securities laws, including Regulation FD as promulgated by the Securities and Exchange Commission.

11.	Recipient understands and agrees that all (a) communications regarding the Potential Transaction, (b) requests for additional information, (c) requests for facility tours or management meetings and (d) discussions or questions regarding procedures, will be submitted or directed exclusively to Camille Landis, VP, Corporate Development, and that none of the Recipient or its Representatives will, directly or indirectly, contact any (i) customer, supplier, licensee or other business relation of the Company, (ii) participant, reviewer, agency or third party involved in any clinical or pre-clinical trial being conducted or previously conducted with respect to any of the Company’s products, or (iii) medical personnel, health care providers or governmental or regulatory authorities, in each case, with respect to the Potential Transaction or any of the Evaluation Material, without the prior written consent of the Company, which consent may be withheld or delayed by the Company in its sole discretion.

12.

The Recipient acknowledges and agrees that any breach of this Agreement by Recipient or Recipient’s Representatives will cause irreparable injury to the Company and that money damages would be an insufficient remedy for any actual or threatened breach of this Agreement by the Recipient or its Representatives. Accordingly, and without prejudice to the rights and remedies otherwise available to the Company, the Company

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shall be entitled to equitable relief by way of injunction, specific performance or otherwise, without the need to prove actual damages, if Recipient or any of its Representatives breach or threaten to breach any of the provisions of this Agreement. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or equity to the Company.

13.	The non-disclosure obligations of the Recipient under this Agreement shall terminate upon the earlier to occur of: (a) the closing of the Potential Transaction between the Recipient and the Company; and (b) three (3) years after the termination of negotiations between the parties; provided that such termination shall not relieve the Recipient from its responsibilities in respect of any breach of this Agreement prior to such termination.

14.	This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to any conflicts of law principles which would result in the applications of the laws of another jurisdiction. The Recipient hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and the United States of America, in each case, located in the County of New York, for any actions, suits or proceedings arising out of or relating to this Agreement and the Potential Transaction contemplated hereby. The Recipient further agrees not to commence any action, suit or proceeding relating thereto except in such courts, and that service of any process, summons, notice or document by registered mail to its address set forth above shall be effective service of process for any action, suit or proceeding brought against it in any such court. The Recipient hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Potential Transaction contemplated hereby, in the courts of the State of New York and the United States of America, in each case, located in the County of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

15.	Any assignment of this Agreement without the prior written consent of the Company shall be void. The provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

16.	If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect, and the invalid or unenforceable provision or term shall be replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of such invalid or unenforceable term or provision.

17.	This Agreement contains the entire agreement between the Recipient and the Company concerning the subject matter hereof, and replaces in the entirety any prior confidentiality or non-disclosure agreement the Recipient has entered into with the Company. No modification of this Agreement or waiver of the terms and conditions hereof shall be binding upon the Recipient or the Company, unless approved in writing by the Recipient and the Company.

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18.	It is understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof of the exercise of any other right, power or privilege hereunder.

19.	This Agreement may be executed in two or more counterparts (including by means of facsimile or electronic PDF), each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

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Confidentiality Agreement

May 8, 2016

Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this Agreement enclosed herewith.

RELYPSA, INC.

By:	/s/ Camille Landis
Name: Camille Landis
Title: VP, Corporate Development

Accepted and Agreed as of
the date first written above:

Galenica Ltd.

By:	/s/ Soren Tulstrup
Name: Soren Tulstrup
Title: CEO